SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8-K


                         CURRENT REPORT

               Pursuant to Section 13 or 15(d) of
               The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): October 27,1998


                           Advanta Corp.
     (Exact name of registrant as specified in its charter)





  Delaware________                  0-14120___       23-1462070___
(State or other jurisdiction       (Commission File  (IRS Employer
 of incorporation)                  Number)           Identification No.)




Welsh and McKean Roads, P.O. Box 844, Spring House, PA     19477___
     (Address of principal executive offices)             (Zip Code)



Registrant's telephone number, including area code: (215) 657-4000

Item 5.        Other Events

On October 27, 1998 Advanta Corp. (the "Company" or "Advanta") announced that its net income for the third quarter of 1998 was $15 million, or $0.58 per share on a diluted basis for its Class A and Class B shares combined. This represents an increase of $5.5 million, or 59% from the net income of $9.5 million that was reported in the second quarter of this year. Advanta also announced that it closed the quarter in a strong cash position with approximately $400 million of unrestricted cash and equivalents at the parent and approximately $485 million in unrestricted cash and equivalents at its two banks after paying down approximately $170 million in long term debt this quarter. Additionally, the Company had a strong capital position with equity, including capital securities, of approximately $667 million.

Advanta also announced that beginning in the fourth quarter of this year, it expects to report income for its mortgage business that is essentially equal to that of a portfolio lender, rather than the front-ended income typically reported through gain on sale accounting. Since gain on sale accounting is required under generally accepted accounting principles for securitizations structured as sales, the Company will accomplish this change by increasing its use of on balance sheet funding and decreasing its degree of reliance on securitizations structured as sales. This will include greater use of deposit funding through the Company's two banks and the use of other funding sources which are accounted for as debt. Because of the Company's strong liquidity position, significant tangible net worth and its past success in raising deposits at its banks, it is in a position to make this change. The Company is now revising its previous guidance on fourth quarter earnings. Under the new method, Advanta expects net income in the fourth quarter of this year to be approximately $4 million, which translates into 1998 full year net income from its ongoing Mortgage and Business Services businesses of approximately $35 million.

Operations

The Company continued to increase loan production at its mortgage and business services units. Loans originated by these businesses were approximately $2 billion this quarter and total managed receivables expanded to $8.9 billion at the end of the quarter.

Advanta Mortgage originated $1.6 billion in new loans during this quarter bringing originations for the nine months ended September 30, 1998 to $4.0 billion. Advanta Mortgage closed the quarter with managed receivables of $7.5 billion and a contract servicing portfolio of $7.6 billion. Advanta Business Services originated $350 million in business credit card receivables and $95 million in lease receivables this quarter and closed the quarter with a portfolio of loans and leases of $1.4 billion. The Company's operating expenses this quarter totaled $80.2 million, or 3.73% of average managed receivables down from 3.86% last quarter.

Liquidity

Advanta was highly liquid at September 30, 1998. After paying down approximately $170 million of Medium Term Notes which matured, the Company had approximately $400 million in unrestricted cash and equivalents at the parent and $485 million of unrestricted cash and equivalents at its two banks. The Company had financed with parent and bank funds loans totaling $939 million that were on the books awaiting sale or settlement. At September 30, 1998, the Company had available $881 million in unused warehouse lines and Commercial Paper conduit facilities. Importantly, the Company also has the ability to fund its business through its two FDIC insured banks.

During this quarter, Advanta Mortgage completed three securitizations with an aggregate principal balance of $1.1 billion. In addition, the Company sold $109 million in whole loans and increased its portfolio of loans held in off-balance sheet Commercial Paper conduit facilities and other off-balance sheet facilities by approximately $530 million.

Securitization Income in the Third Quarter

Advanta Mortgage recognized $56 million in gains resulting from the securitization and sale of its receivables. In this quarter, in accordance with Advanta's practice of regularly reviewing and, where appropriate, adjusting the gain receivable ("IO Strip") assumptions for its experience, the Company recognized a pretax charge against third quarter earnings of $17 million. Prepayment rate assumptions used in valuing the Company's IO Strip were revised to 29% for fixed rate loans, 37% for intermediate rate loans and 43% for ARMs. At the end of the second quarter the prepayment assumptions were 27% for fixed rate loans, 33% for intermediate rate loans and 39% for ARMs.

Advanta Business Services recognized $12.8 million in securitization income which included approximately $3.6 million in gains from the securitization of $78 million of leases. The remainder represents excess servicing income received from business card loans.

Credit Quality

Net managed charge-offs for home equity loans were 0.56% this quarter compared to 0.61% last quarter. The combined over 30 day delinquency rate for home equity and auto loans of 7.16% was slightly above the 6.86% for the last quarter.


Net managed charge-offs on business credit card loans of 5.79% this quarter were better than the 6.57% last quarter as a result of the changes in underwriting standards that were implemented over a year ago. For the lease portfolio, net managed charge-offs of 2.29% this quarter were comparable to the 2.26% rate experienced last quarter. The combined over 30 day delinquency rate for business loans and leases was 5.83% this quarter compared to 5.22% last quarter due to temporary timing differences.

Advanta is a highly focused financial services company with 2,600 employees, over $11 billion in managed assets and $7.6 billion in assets serviced for third parties. Advanta provides consumers and small businesses with innovative products and services including mortgages, equipment leases, business credit cards, insurance and deposit products. The Company also provides a full range of loan purchasing, contract servicing and securitization services to the mortgage industry.

This Press Release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The most significant among these risks and uncertainties are: (1) factors that affect consumer debt; (2) competitive pressures; (3) the level of delinquencies and charge-offs; (4) the rate of prepayments; (5) the level of expenses; (6) the timing of the securitizations of the Company's receivables; and (7) the ratings on the debt of the Company and its subsidiaries. Additional risks that may affect the Company's future performance are detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.

Form 8-K                 Advanta Corp.
October 27, 1998



Item 7.   Financial Statements and Exhibits.

(c)       Exhibits:

          The following exhibits are filed as part of this Report on Form 8-K.

          27   Financial Data Schedule.
          99   Selected Summary Financial Data.

Form 8-K                 Advanta Corp.
October 27, 1998


                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of l934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                              Advanta Corp.


                              By:/s/ Elizabeth H. Mai
                                 Elizabeth H. Mai, Senior Vice President,
                                      Secretary and General Counsel




October 27, 1998

Form 8-K                 Advanta Corp.
October 27, 1998



                        Index to Exhibits


Exhibit Number Per
Item 60l of
Regulation S-K           Description of Document

     27                  Financial Data Schedule.

     99                  Selected Summary Financial Data

                                                       Exhibit 99


                          Advanta Corp.
                           Highlights
           Supplemental Consolidating Income Statement
                         (in thousands)



                         Three Months Ended September 30, 1998


                                      Advanta
                         Advanta     Business
                        Mortgage     Services     Other     Total
                                                   (A)

Revenues:
Gain on sale of receivables  $38,494  $12,781    $         $51,275
Interest income               28,663    9,726     11,915    50,304
Servicing revenues            26,082    4,595               30,677
Imputed interest               4,895                         4,895
Other                          1,291    8,000        840    10,131
     Total revenues           99,425   35,102     12,755   147,282

Expenses:
Operating expenses            59,175   19,961      1,103    80,239
Interest expense              22,070    5,180     11,915    39,165
Provision for credit losses    3,724    2,690                6,414
    Total expenses            84,969   27,831     13,018   125,818

Income before income taxes    14,456    7,271       (263)   21,464
Provision for income taxes     4,337    2,181        (79)    6,439
    Net income               $10,119  $ 5,090    $  (184)   15,025



(A)  Other includes the insurance and venture capital divisions.

                          Advanta Corp.
                           Highlights
             ($ in thousands, except per share data)
                                     Three Months Ended
                                                             Percent Change
                      September 30,   June 30,  September 30,      from
ORIGINATIONS (A)           1998        1998        1997        Prior Quarter
Direct                 $   483,290 $   382,242 $   219,837         26.4%
Broker                     162,531     106,188      62,096         53.1
Conduit                    584,418     376,145     332,460         55.4
Corp. Finance              320,871     324,484     292,500         -1.1
Auto                        18,593      58,356      42,633        -68.1
Total Advanta
  Mortgage loans       $ 1,569,703 $ 1,247,415 $   949,526         25.8%
Leases                 $    95,344 $    74,352 $    84,567         28.2%
Business cards             349,645     348,222     294,001          0.4
Total leases and
  business cards       $   444,989 $   422,574 $   378,568          5.3%
SECURITIZATION/SALES
  VOLUME (A)
Advanta Mortgage       $ 1,508,537 $ 1,215,097 $   922,927         24.1%
Leases and business
  cards                    105,613     135,426      90,766        -22.0
Total securitization/
  sales volume         $ 1,614,150 $ 1,350,523 $ 1,013,693         19.5%

AVERAGE MANAGED
  RECEIVABLES (A)
Advanta Mortgage loans $ 7,085,359 $ 6,208,526 $ 4,233,530         14.1%
Leases and business
  cards                  1,380,195   1,340,936   1,135,803          2.9
Other loans                 17,704      14,785      37,450         19.7
Total average managed
  receivables          $ 8,483,258 $ 7,564,247 $ 5,406,783         12.1
Total average serviced
  receivables          $16,490,158 $15,898,544 $13,541,695          3.7%

ENDING MANAGED
  RECEIVABLES (A)
Mortgage loans         $ 7,454,791 $ 6,646,001 $ 4,582,133         12.2%
  Total serviced
    mortgage loans      15,050,208  14,818,228  13,525,696          1.6
Leases and business
  cards                  1,415,806   1,377,316   1,200,748          2.8
Other loans                 17,763      17,649      37,321          0.6
Total managed
  receivables          $ 8,888,360 $ 8,040,966 $ 5,820,202         10.5
Total serviced
  receivables          $16,483,777 $16,213,193 $14,763,765          1.7%

KEY IO ASSUMPTIONS
Assumed Prepayments Rates
      Fixed                   29%        27%
      ARMs                    43%        39%
      Intermediate            37%        33%
Assumed loss rate            95bp       95bp
Assumed discount rate         14%        14%

(A)  Excludes consumer credit card business.

                          Advanta Corp.
                           Highlights
             ($ in thousands, except per share data)

                                 Three Months Ended
                                                            Percent
                                                            Change
                                                             from
EARNINGS                  Sept. 30,  June 30,    Sept. 30,   Prior
                            1998      1998         1997      Quarter
As a % of average
  managed receivables (A):
     Operating expenses      3.73%     3.86%       3.30%     -3.4%
     Charge-offs             1.35      1.49        5.39      -9.4
Earnings per common share  $ 0.58    $ 0.35      $ 0.95      65.7
Diluted earnings per share   0.58      0.35        0.92      65.7
Return on average
  common equity             10.59%     6.37%      21.27%     66.2%

COMMON STOCK DATA
Weighted average common
  shares used to compute:
Earnings per common share  24,482    24,523      42,875     -0.2%
Diluted earnings per share 24,514    24,702      46,115     -0.8
Ending shares
  outstanding (B)          26,021    25,368      44,305      2.6

Stock price:
   Class A
      High                $22.750   $26.250     $37.500    -13.3
      Low                   9.375    19.250      26.188    -51.3
      Closing              12.875    21.938      29.125    -41.3
  Class B
      High                 20.563    24.250      36.500    -15.2
      Low                   8.250    17.500      24.750    -52.9
      Closing              10.500    19.875      27.250    -47.2

Cash dividends declared
   Class A                  0.063     0.063       0.110      0.0
   Class B                  0.076     0.076       0.132      0.0

Book value per common
  share                    20.39     20.32       18.04      0.3


(A)  Includes consumer credit card business (where applicable).
(B)  Includes the repurchase through September 30, 1998 of
     372,000 Class A shares for the Company's ESOP. Through October 23, 1998, the Company had repurchased 309,800 Class B shares and 1,002,500 Class A shares under its stock buy back program including 947,500 Class A shares for its ESOP.

                          ADVANTA CORP.
                      Guidance Information
                         ($ in millions)

Note:  All data relates to the managed portfolio unless otherwise noted

                                               Updated as of
                                              October 27, 1998

Ending Receivables
      Advanta Mortgage                         $8,000 to $9,000
      Mortgage Loans Serviced for Fee          $7,000 to $8,000
      Advanta Business Services                $1,500 to $1,800

Revenue Assumptions
      Advanta Mortgage:
       Gain on sale (as a % of
         receivables securitized or sold)      3.80% to 4.20%(A)
       Servicing fee income (as a % of
         average serviced receivables)         55 bps to 65 bps

      Advanta Business Services:
        Securitization income (as a %
          of leases securitized and
          business credit card loans
          originated)                          2.25% to 2.75%
        Fee income                             3.50% to 4.50%(A)

IO Strip Valuation Assumptions as of
  September 30, 1998:
Assumed Prepayment Rates
  Fixed                                        29.0%(A)
  ARMs                                         43.0%(A)
  Intermediate                                 37.0%(A)
Assumed loss rate                              95 bps
Assumed discount rate                          14%

Net Charge-Off Ratios
      Advanta Mortgage                         80 bps to 90 bps (A)
      Advanta Business Services                400 bps to 450 bps

Operating Expenses                             3.60% to 3.90%

Equity/Managed Assets(B)                       5.00% to 6.00%(A)

Segment Net Income
      Advanta Mortgage                         Approx. $25(A)
      Advanta Business Services                Approx. $10

Net Income
          4th Quarter                          Approx $4(A)

Note: The above information reflects the Company's good-faith estimates of certain preliminary projected results for 1998. This information is subject to various risks and uncertainties, as described in the accompanying press release.
(A) Indicates modification to previous guidance
(B) Equity includes Capital Securities